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                                                                EXHIBIT 10.15

                            [SCHERING LETTERHEAD]

NeXstar Pharmaceuticals, Inc.                                        Schering AG
Attn. Mr. Mahaffy
2860 Wilderness Place
Boulder, CO 80301
USA

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
Your Ref.   Your letter dated  Our Ref. (please indicate when replying)   Telephone: (030)488-0/468 4380      Date
                               Legal Department                           Telefax: (030) 468 4086              1997-02-12
                               Christiane Seiler/Pa
                               (7B2801-2)
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AMENDMENT TO THE COLLABORATIVE RESEARCH AGREEMENT AND LICENSE AGREEMENT
OF NOVEMBER 1993

Dear Mr. Mahaffy:

We refer to your discussions with Dr. Scholz about an amendment of the above referenced Agreements with respect to additional research funding. We have further noted that a few of the terms of the Collaborative Research Agreement and of the License Agreement should be clarified. We propose to agree to the provisions set forth below. All capitalized terms in this letter shall, if not otherwise expressly indicated, have the meaning defined in the Collaborative Research Agreement.

1. SCHERING AKTIENGESELLSCHAFT ("SCHERING") and NEXAGEN, INC, a predecessor to NEXSTAR PHARMACEUTICALS, INC ("NEXSTAR"), entered into a Collaborative Research Agreement and a License Agreement in November, 1993. SCHERING and NEXSTAR now wish to enter into this letter agreement to amend certain provisions of the Collaborative Research Agreement and the License Agreement effective February 1, 1997.

2. SCHERING and NEXSTAR wish to intensify their research collaboration under the Collaborative Research Agreement with respect to certain projects for tumor imaging within the Field (the "New Projects"). The parties acknowledge that the New Projects may or may not be successful and may be terminated prematurely.

2.1         SCHERING agrees to make additional annual payments of U.S.
            $1,400,000 (one million and four hundred thousand U.S. dollars) to NEXSTAR for each twelve (12) month period beginning on February 1st of a calendar year ("Amendment Year") which is intended to compensate NEXSTAR for the research performed by seven (7) additional FTE's. The first Amendment Year will begin on February 1, 1997. The seven (7) additional FTE's shall focus on the New Projects which New Projects shall be incorporated in the Research Program and the Annual Research Plan.

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                                                                        SCHERING
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Address                                   Our Ref.      Date           Page
NeXstar Pharmaceuticals, Inc.             RA/Se/Pa      1997-02-12     2
Attn. Mr. Mahaffy

2.2 SCHERING shall make the annual payments of U.S. $1,400,000 (one million and four hundred thousand U.S. dollars) per Amendment
            Year in four (4) equal instalments of U.S. $350,000 (three hundred and fifty thousand U.S.dollars) to be made quarterly within five
            (5) days of the beginning of the calendar months February, May, August and November of each Amendment Year. However, the first instalment shall only be due ten (10) days after receipt of the counter-signed original of this letter by SCHERING.

2.3         SCHERING's obligation to make the payments referenced in Section
            2.1 and 2.2 of this letter shall terminate:

            (a) completely in the event that the Collaborative Research Agreement is terminated by either party for whatever reason; or

            (b) completely or partially if the Joint Management Committee or either SCHERING or NEXSTAR determines and gives the other party six (6) months notice of such determination in writing that any of the New Projects shall not be further pursued; or

            (c) at the latest and automatically, without requiring a termination notice, on January 31, 1999 if it has not been terminated previously according to this Section 2.3.

3. In the event NEXSTAR incurs extraordinary expenses relating to oligonucleotide synthesis for any Research Program carried out under the Annual Research Plans, SCHERING and NEXSTAR agree that they will discuss and SCHERING will reasonably consider reimbursement to NEXSTAR of some or all of these extraordinary expenses. However, the parties understand that SCHERING shall be under no obligation to make such reimbursement to NEXSTAR.

4. The parties also wish to clarify the following with respect to the Collaborative Research Agreement:

            4.1 For reference purposes, the date of the Collaborative Research Agreement shall be deemed to be November 16, 1993.

            4.2   Effective Date means November 16, 1993.

            4.3 Commitment Year means a twelve month period commencing each November 16.

            4.4   Notwithstanding the provisions of Section 1.2 of
                  the original form of the Collaborative Research Agreement (providing that after the first three Commitment Years the amount per FTE for each Commitment Year shall increase by the percentage increase in the Consumer Price Index, National,
                  All Products, for the prior Commitment Year), the Annual Commitment shall continue to be U.S. $1,000,000 (one million U.S. dollars) for each subsequent Commitment Year effective November 17, 1996 and is intended to continue to compensate NEXSTAR for the research performed by five (5) FTE's per year.
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                                                                        SCHERING
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Address                                   Our Ref.       Date            Page
NeXstar Pharmaceuticals, Inc.             RA/Se/Pa       1997-02-12      3
Attn. Mr. Mahaffy

5. All terms of the License Agreement between the parties of November 16, 1993 shall remain in full force and effect, except that the date of October 1, 1998 set out in the first line of Section 4.2 (a) of the License Agreement shall not be applicable for any result deriving from a New Project. With respect to New Projects, the date referred to in the first line of Section
     4.2 (a) of the License Agreement shall be January 31, 2002.

6. All terms and conditions of the Collaborative Research Agreement and the License Agreement which are not expressly changed by this letter shall remain in full force and effect and shall govern the provisions set forth in this amendment letter. Effective February 1, 1997 the Collaborative Research Agreement and the License Agreement shall be amended as set out in this amendment letter.

If you agree with the provisions set forth above, please countersign the attached original and return it to us.



Yours sincerely,
SCHERING AKTIENGESELLSCHAFT
                    ppa.



/s/ PROF. STOCK               /s/ DR. SCHOLZ
Prof. Stock                   DR. Scholz



                                          Date:
                                          Accepted by:




                                          /s/ PATRICK J. MAHAFFY
                                          -----------------------------
                                          NEXSTAR PHARMACEUTICALS, INC.